Exhibit 1.01 to Form SD

Evolv Technologies Holdings, Inc.

Conflict Minerals Report

For the Reporting Period January 1, 2023 to December 31, 2023

This Conflict Minerals Report (“CMR”) has been prepared by Evolv Technologies Holdings, Inc. (herein referred to, alternatively, as “Evolv,” “we” and “our”). This CMR for the reporting period January 1, 2023 to December 31, 2023 has been prepared in accordance with Section 13(p) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 13p-1 (the “Final Rule”) promulgated thereunder. The Final Rule imposes certain reporting obligations on Securities and Exchange Commission (the “SEC”) registrants whose products contain conflict minerals that are necessary to the functionality or production of their products. “Conflict minerals” are currently defined by the SEC as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which the SEC has currently limited to tin, tantalum and tungsten.

To comply with the Final Rule, we conducted due diligence on the origin, source and chain of custody of the conflict minerals that were necessary to the functionality or production of the products that we manufactured or contracted to manufacture to attempt to ascertain whether these conflict minerals originated in the Democratic Republic of the Congo or an adjoining country (collectively, “Covered Countries”) and financed or benefited “armed groups” (as defined in Section 1, Item 1.01(d)(2) of Form SD) in any of these countries.

Pursuant to guidance issued by the SEC’s Division of Corporation Finance on April 29, 2014 and the SEC order issued May 2, 2014, Evolv is not required to describe any of its products as “DRC conflict free” (as defined in Section 1, Item 1.01(d)(4) of Form SD), “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD) or “having not been found to be ‘DRC conflict free,’” and therefore makes no conclusion in this regard in the report presented herein. The statements below are based on the activities performed to date in good faith by Evolv and are based on the infrastructure and information available at the time of this filing. Factors that could affect the accuracy of these statements include, but are not limited to, incomplete supplier data or available smelter data, errors or omissions by suppliers or smelters, evolving identification of smelters, incomplete information from industry or other third-party sources, continuing guidance from the SEC, and other issues.

Furthermore, given that Evolv has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted.

I.	Company Overview

Evolv is a global leader in Artificial Intelligence (“AI”)-based weapons detection for security screening. Unlike traditional walk-through metal detectors, Evolv’s touchless security screening solutions use AI software, software-as-a-service cloud services, and advanced sensors to reliably detect weapons that could be a threat to a crowd of visitors while significantly reducing nuisance alarms from harmless personal items. Evolv’s products also deliver a largely touchless screening experience – a capability that has become an increasingly important consumer demand.

II.	Product Overview

Evolv’s flagship product is Evolv Express, a touchless security screening system designed to quickly detect firearms, improvised explosive devices, and large tactical knives in unstructured people flows.

III.	Supply Chain Overview

Evolv’s physical products are manufactured via a third-party contract manufacturer, Columbia Tech, based in the United States. Evolv designs the products and processes and internally manufactures the initial engineering prototypes. Evolv’s internal manufacturing and supply chain teams work collaboratively with both Evolv’s internal engineering department and Columbia Tech to scale up the prototypes for commercialization through a phase gate product launch process. Columbia Tech also provides a variety of services including sourcing off-the-shelf components, manufacturing custom components/assemblies, final product assembly and integration, end of line testing and quality assurance per Evolv’s specifications, material and finished goods inventory, and direct global shipping to Evolv’s customers.

Evolv initially manages the supply chain for key components and materials, and then, in some cases, sets up supply agreements in conjunction with Evolv’s contract manufacturer to enable stable supply and redundancy where applicable. Component purchasing is managed by Evolv’s contract manufacturer’s sourcing team under a vendor list approved by Evolv to leverage the buying power of their global scale. All of Evolv’s products are built to Evolv’s specification, work instructions and testing protocols.

For purposes of this CMR, references to our “products” refers to Evolv Express, and references to our “suppliers” refer to the direct suppliers for these products that supply products that contain conflict minerals.

IV.	Conflict Minerals Analysis and Reasonable Country of Origin Inquiry

Based upon a review of our products and our reasonable country of origin inquiry (“RCOI”), we have concluded that:

•	Our products contain conflict minerals that are necessary to the production or functionality of such products; and

•	We are unable to determine whether the conflict minerals present in our products originate in the Covered Countries.

V.	Design of Due Diligence Measures

Evolv designed its due diligence with respect to the source and chain of custody of the conflict minerals contained in its products based on the five-step framework set forth in the Third Edition of the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements thereto (the “OECD Guidance”).

VI.	Due Diligence Measures Performed by Evolv

Evolv performed the following due diligence measures in accordance with the OECD Guidance and the Final Rule:

OECD Guidance Step #1: Establish Strong Company Management Systems

•	In March 2024, Evolv adopted a Responsible Minerals Sourcing Policy (the “Policy”) that sets forth its commitments regarding the sourcing of conflict minerals and its expectations of its suppliers regarding the same.

•	The implementation of Evolv’s RCOI and the conducting of due diligence on the source and chain of custody of Evolv’s necessary conflict minerals are managed by Evolv’s Engineering department with the support a third-party service provider (the “Service Provider”).

•	The engineering staff responsible for conflict minerals compliance (i) have received training regarding conflict minerals compliance and (ii) are required to be familiar with the Policy and with Evolv’s conflict minerals-related processes.

•	Material conflict minerals-related records, including completed CMRTs (as defined below), will be maintained electronically by Evolv for a period of five (5) years from the date of creation.

•	Interested parties can report violations of the Policy at the Evolv Confidential Ethics Hotline, available at: www.whistleblowerservices.com/evolv.

OECD Guidance Step #2: Identify and Assess Risk in the Supply Chain

•	Evolv, through the Service Provider, has requested that its suppliers complete in full the Responsible Minerals Initiative’s (the “RMI”) Conflict Minerals Reporting Template (the “CMRT”). The CMRT is designed to request from Evolv’s suppliers sufficient information regarding such suppliers’ practices with respect to the sourcing of conflict minerals to enable Evolv to comply with its requirements under the Final Rule.

•	Evolv’s Engineering department, with support from the Service Provider, manages and oversees the collection of information reported on the CMRT by Evolv’s suppliers.

OECD Guidance Step #3: Design and Implement a Strategy to Respond to Identified Risks

•	If, on the basis of areas of concern that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, Evolv determines that a supplier is sourcing conflict minerals that are directly or indirectly financing or benefiting armed groups, Evolv will enforce the Policy by means of a series of escalations.

•	Such escalations may range from prompt engagement with the supplier to resolve the sourcing issue, to requiring such supplier to implement a risk management plan (which plan may involve, as appropriate, remedial action up to and including disengagement from upstream suppliers), to disengagement by Evolv from the applicable supplier.

OECD Guidance Step #4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Given that we do not have a direct relationship with the smelters and refiners that process the conflict minerals that are present in our products, we rely on the RMI to confirm the existence and verify the OECD-conformance status of smelters and refiners identified as part of our due diligence efforts.

OECD Guidance Step #5: Report on Supply Chain Due Diligence

As required by the Final Rule, we have filed a Form SD and this Conflict Minerals Report as an exhibit thereto for the 2023 reporting year. The Form SD and Conflict Minerals Report are also available on our website at https://ir.evolvtechnology.com/sec-filings.

VII.	Smelters and Refiners Identified

As a result of Evolv’s RCOI inquiry, 99 suppliers, representing approximately 93% of our suppliers, provided completed CMRTs to Evolv. Evolv’s suppliers identified approximately 345 smelters and refiners from which they source conflict minerals that appear on the RMI’s Standard Smelter List, and of those smelters and refiners, 237 smelters and refiners, or approximately 68%, have successfully completed an assessment against the applicable RMI Responsible Minerals Assurance Process standard or an equivalent cross-recognized assessment.

The information contained in the preceding paragraph is based on supplier responses received through April 24, 2024. Smelter and refiner status information is provided as of April 24, 2024. The information from our suppliers is still evolving and may contain company-level declarations.

VIII.	Steps to Mitigate Risk

Evolv intends to take the following steps to mitigate the risk that conflict minerals benefit armed groups:

•	Continue to engage with our third-party conflict minerals service provider to obtain CMRTs on a product-specific basis to enable us to determine which smelters and refiners process 3TG minerals contained in our products.
•	Encourage the development of supplier capabilities to perform conflict minerals-related due diligence.
•	Continue to develop internal oversight and review process of responses.
•	Engage with our suppliers and provide suppliers with information and training resources regarding responsible sourcing of 3TG minerals.

FORWARD-LOOKING STATEMENTS

This Conflict Minerals Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this Conflict Minerals Report other than statements of historical facts, including without limitation statements regarding statements regarding expectation or intention relating to our compliance efforts and expected future diligence actions are forward-looking statements. Words such as “believe” “may,” “will,” “expect,” “should,” “could,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “project,” “plan,” “target,” “forecast”, “is/are likely to” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. The forward-looking statements in this Conflict Minerals Report are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events. The forward-looking statements contained herein are based upon information available to us as of the date hereof, and while we believe such information forms a reasonable basis for such statements, it may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise expressly stated herein, any documents, third-party materials or references to websites (including Evolv’s) are not incorporated by reference in, or considered to be a part of this CMR, unless expressly incorporated by reference herein.